As filed with the Securities and Exchange Commission on September 5, 2023

Registration No. 333-270626

333-263163

333-253405

333-236823

333-229922

333-223092

333-216540

333-210119

333-202873

333-194495

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-270626

Post-Effective Amendment No. 1 to Registration Statement No. 333-263163

Post-Effective Amendment No. 1 to Registration Statement No. 333-253405

Post-Effective Amendment No. 1 to Registration Statement No. 333-236823

Post-Effective Amendment No. 1 to Registration Statement No. 333-229922

Post-Effective Amendment No. 1 to Registration Statement No. 333-223092

Post-Effective Amendment No. 1 to Registration Statement No. 333-216540

Post-Effective Amendment No. 1 to Registration Statement No. 333-210119

Post-Effective Amendment No. 1 to Registration Statement No. 333-202873

Post-Effective Amendment No. 1 to Registration Statement No. 333-194495

UNDER

THE SECURITIES ACT OF 1933

QUOTIENT TECHNOLOGY INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0485123
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1260 East Stringham Avenue, Suite 600

Salt Lake City, Utah 84106

(Address of principal executive offices, including zip code)

2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan

2006 Stock Plan

2000 Stock Plan

(Full title of the plans)

Queeny Natarajan

Chief Financial Officer

Quotient Technology Inc.

1260 East Stringham Avenue, Suite 600

Salt Lake City, Utah 84106

(650) 605-4600

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Connie Chen, Esq.

Quotient Technology Inc.

General Counsel

1260 East Stringham Avenue, Suite 600

Salt Lake City, Utah 84106

(650) 605-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments No. 1 to the Registration Statements (“Post-Effective Amendments”) filed by Quotient Technology Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”), that remain unsold under the following registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-270626) filed with the SEC on March 16, 2023 pertaining to the registration of (i) 3,885,986 shares of Common Stock issuable pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and (ii) 400,000 shares of Common Stock issuable pursuant to the Company’s 2013 Employee Stock Purchase Plan, as amended (the “ESPP”);

•

Registration Statement on Form S-8 (No. 333-263163) filed with the SEC on March 1, 2022 pertaining to the registration of (i) 3,791,177 shares of Common Stock issuable pursuant to the 2013 Plan and (ii) 400,000 shares of Common Stock issuable pursuant to the ESPP;

•

Registration Statement on Form S-8 (No. 333-253405) filed with the SEC on February 23, 2021 pertaining to the registration of (i) 3,669,732 shares of Common Stock issuable pursuant to the 2013 Plan and (ii) 400,000 shares of Common Stock issuable pursuant to the ESPP;

•

Registration Statement on Form S-8 (No. 333-236823) filed with the SEC on March 2, 2020 pertaining to the registration of (i) 3,574,847 shares of Common Stock issuable pursuant to the 2013 Plan and (ii) 400,000 shares of Common Stock issuable pursuant to the ESPP;

•

Registration Statement on Form S-8 (No. 333-229922) filed with the SEC on February 27, 2019 pertaining to the registration of (i) 3,799,808 shares of Common Stock issuable pursuant to the 2013 Plan and (ii) 400,000 shares of Common Stock issuable pursuant to the ESPP;

•

Registration Statement on Form S-8 (No. 333-223092) filed with the SEC on February 16, 2018 pertaining to the registration of (i) 3,727,989 shares of Common Stock issuable pursuant to the 2013 Plan and (ii) 400,000 shares of Common Stock issuable pursuant to the ESPP;

•

Registration Statement on Form S-8 (No. 333-216540) filed with the SEC on March 8, 2017 pertaining to the registration of (i) 3,542,416 shares of Common Stock issuable pursuant to the 2013 Plan and (ii) 400,000 shares of Common Stock issuable pursuant to the ESPP;

•

Registration Statement on Form S-8 (No. 333-210119) filed with the SEC on March 11, 2016 pertaining to the registration of (i) 3,279,811 shares of Common Stock issuable pursuant to the 2013 Plan and (ii) 400,000 shares of Common Stock issuable pursuant to the ESPP;

•

Registration Statement on Form S-8 (No. 333-202873) filed with the SEC on March 19, 2015 pertaining to the registration of (i) 3,255,200 shares of Common Stock issuable pursuant to the 2013 Plan and (ii) 400,000 shares of Common Stock issuable pursuant to the ESPP; and

•

Registration Statement on Form S-8 (No. 333-194495) filed with the SEC on March 12, 2014 pertaining to the registration of (i) 11,200,000 shares of Common Stock issuable pursuant to the 2013 Plan, (ii) 1,200,000 shares of Common Stock issuable pursuant to the ESPP, (iii) 10,974,472 shares of Common Stock issuable pursuant to the Company’s 2006 Stock Plan (the “2006 Plan”), (iv) 4,492,240 shares of Common Stock issuable pursuant to the 2006 Plan and (v) 308,056 shares of Common Stock issuable pursuant to the Company’s 2000 Stock Plan.

On June 20, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CB Neptune Holdings, LLC (“Parent”) and NRS Merger Sub Inc. (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent (the “Surviving Corporation”). Parent is the direct parent of Neptune Retail Solutions, Inc.

On September 5, 2023, upon the terms set forth in the Merger Agreement, the Merger became effective. At the effective time of the Merger (the “Effective Time”):

•

each share of Common Stock outstanding immediately prior to the Effective Time (subject to certain exceptions, including shares of Common Stock owned by stockholders of Quotient who have properly exercised appraisal rights in accordance with Delaware law) automatically converted into the right to receive $4.00 in cash (the “Per Share Price”), without interest and subject to applicable withholding taxes.

•

each option to purchase shares of Common Stock (“Company Option”) outstanding as of immediately prior to the Effective Time that was vested or unvested was automatically cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company Option. Each Company Option with an exercise price per share equal to or greater than the Per Share Price was cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof.

•

each restricted stock unit (“Company RSU”) outstanding as of immediately prior to the Effective Time was automatically cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Common Stock subject to such Company RSU as of immediately prior to the Effective Time.

•

each performance-based restricted stock unit (“Company PSU”) outstanding as of immediately prior to the Effective Time was automatically cancelled and converted into an amount in cash (with any performance-vesting conditions deemed achieved as of immediately prior to the Effective Time at 100% of the target level of performance (which, for the avoidance of doubt, is equal to 100% of the Company PSUs underlying each Company PSU award granted in 2022)), without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Common Stock subject to such Company PSU as of immediately prior to the Effective Time.

In connection with the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements, and deregistering any of the securities which remain unsold under the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, effective upon filing hereof, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on September 5, 2023.

Quotient Technology Inc.

By:	/s/ Queeny Natarajan
Queeny Natarajan
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.